The Chefs’ Warehouse, Inc. 10-Q

Exhibit 10.12

Execution Copy

FIRST AMENDMENT OF LEASE

FIRST AMENDMENT OF LEASE (“Amendment”) dated as of January 1, 2015 between Dairyland USA Corporation (“Tenant”), 100 East Ridge Road, Ridgefield, Connecticut

06877 and TCW Leasing Co., LLC, f/k/a The Chefs’ Warehouse Leasing Co., LLC (“Landlord”), 390 N. Broadway, Suite 130, Jericho, New York 11753.

RECITALS

Landlord and Tenant are parties to a Lease dated December 29, 2004 (the “Lease”) pursuant to which Landlord leased to Tenant the Property and Building known as 1300 Viele Avenue, Bronx, New York; and

The term of the Lease expired on December 31, 2014, and Landlord and Tenant desire to extend the term of the Lease for an additional period upon the terms and conditions set forth in this Amendment.

Accordingly, the parties agree as follows:

1.

DEFINITIONS

Capitalized words and phrases used herein which are not defined in this Amendment shall have the meanings given them in the Lease.

2.

EXTENSION OF TERM

(a)

Landlord and Tenant hereby agree to extend the term of the Lease for an additional period of four months, commencing on January 1, 2015 and ending at noon on April 30, 2015, on all the same terms of the Lease, except that (i) Base Rent shall be at the monthly rate of $108,000 and (ii) together with such Base Rent, Tenant shall pay its proportionate share of Taxes (i.e., one-twelfth of the annual taxes payable with respect to the Premises), such Rent and Additional Rent to be paid on January 1, February 1, March 1, and April 1, 2015.

(b)

No later than noon on April 30, 2015, Tenant shall vacate the warehouse portion of the Building, and surrender such areas in the condition required under Section 13 of the Lease, except that, for the avoidance of doubt, Tenant shall not remove any refrigeration or refrigeration equipment from the Premises. Thereafter, ‘Tenant may elect to continue to occupy the office areas of the Building for executive and administrative offices only, on the following terms and conditions:

i.

Base Rent shall be $41,700, payable on May 1, 2015, and on the first day of each month, until this Lease is terminated as provided in Section 2 below;

ii.

together with such Base Rent, Tenant shall pay Landlord Additional Rent $1,493.50 as and for its share of Taxes; and

iii.

Tenant may not use or occupy any part of the warehouse portion of the Premises; and

iv.

Tenant gives Landlord notice of its election to continue to occupy the office areas of the Building by not later than April 1, 2015.

(c)

For so long as Tenant occupies any portion of the Building, Tenant shall be solely responsible for and shall pay all utility costs and charges for the entire Building, shall maintain the casualty and liability insurance covering the entire Property, and shall be responsible for repairs and maintenance of the entire Property, all on a “triple net” basis, as provided in Section 2.2 of the Lease; provided however that if the warehouse portion of the Building is being used by Landlord or any third party for any other purpose, Tenant shall only be responsible for its relative portion of the costs and charges for the Building.

3.

TERMINATION OF LEASE

(a)

If Tenant elects to remain in the office areas of the Building after April 30, 2015 in accordance with the terms of this Amendment, at any time after May 1, 2015, either Landlord or Tenant may terminate the Lease by giving notice to the other (a “Termination Notice”). The Termination Notice shall specify a final termination date, which shall be not less than 60 days from the date of delivery of the termination Notice (“Final Termination Date”). The Final Termination Date need not be the last day of a calendar month and in that case, Base Rent and any Additional Rent shall be pro-rated appropriately.

(b)

On the Final Termination Date, Tenant shall vacate the entire Building and surrender the entire Premises in the condition required under Section 13 of the Lease.

4.

CONDITION OF PREMISES

(a)

Tenant acknowledges and agrees that, as the current sole occupant of the Premises, Tenant is thoroughly familiar with the condition thereof, and agrees to accept possession of the Premises during the extension time in its current “as is” condition.

(b)

On the date hereof, there are three New York City Department of Building violations against the Building, and two New York City Fire Department violations outstanding, copies of which are annexed hereto. Tenant acknowledges its responsibility to take all actions as may be necessary, at its sole cost, to remove and discharge these five outstanding violations by not later than April 15, 2015, provided however that if any delay in discharging the violations is the result of the actions or omissions of the City of New York, Tenant will work diligently to resolve any outstanding violations. Tenant shall remove and discharge at its sole expense any other violations, notices of violation or non-compliance or similar matters which may be imposed on or with respect to the Premises and which relate to its period of occupancy of any portion of the Building within 60 days of issuance.

5.

MISCELLANEOUS

(a)

Landlord and Tenant warrant and represent to each other that there was no broker or finder involved with this Amendment. Landlord and Tenant agree to indemnify and hold each other harmless from and against any claims or suits for a brokerage commission or finder’s fee arising out of any conversations or negotiations had by Tenant or Landlord with any broker or finder claiming to be acting on such indemnifying party’s behalf.

(b)

Except as otherwise provided herein, all of the terms, covenants, conditions and provisions of the Lease shall remain and continue unmodified, in full force and effect and binding upon the parties hereto, their heirs, administrators, executors and their permitted assigns.

(c)

This Amendment sets forth the entire agreement between the parties regarding the Amendment to the Lease, and together with the Lease as amended hereby, supersedes all prior agreements and understandings, written and oral, and may not be changed, modified or cancelled orally.

(d)

This Amendment shall be governed by and construed in accordance with the laws of the State of New York. The covenants and agreements contained herein shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, and its successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant executed this Amendment.

LANDLORD:

TCW Leasing Co., LLC

By:	/s/ Dean Facatselis
Name: Dean Facatselis
Title: Manager

TENANT:

Dairyland USA Corporation

By:	/s/ Alexandros Aldous
Name: Alexandros Aldous
Title: General Counsel